EXHIBIT 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: kirsten@lhai-sf.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2007 FIRST QUARTER RESULTS

Salt Lake City, Utah, Oct. 10, 2006: Schiff Nutrition International, Inc. (NYSE: WNI), today announced results for the fiscal 2007 first quarter ended August 31, 2006.

Schiff Nutrition’s net sales were $45.7 million for the first quarter, compared to $48.0 million for the same period in fiscal 2006. For its fiscal 2007 first quarter, Schiff Nutrition reported net income of $3.3 million, or $0.12 per diluted share, as compared to $4.9 million, or $0.18 per diluted share, for the fiscal 2006 first quarter. Fiscal 2006 first quarter results were favorably impacted by the recognition of approximately $1.4 million reimbursement of import related costs, the recognition of approximately $1.6 million of non-taxable foreign currency related gain, and an overall effective tax rate of approximately 13 percent.

Bruce Wood, President and Chief Executive Officer, stated, “While our first quarter overall sales were down modestly versus the prior year period, we experienced a 2.5 percent increase in our branded joint category net sales, with a slight increase in our flagship Move Free brand. Our overall branded sales results met our internal expectations as did our earnings performance, and we were pleased with the improvement in both our gross profit and operating income margins.”

Wood went on to say, “We continue to be encouraged by the positive consumer response to our new Move Free Advanced product. Joint care category competitive conditions are intensifying considerably, and we plan to continue our marketing support behind Move Free Advanced in fiscal 2007. Long term, we remain confident that our focus on profitable branded growth on our Schiff base business will benefit future results. At the same time, we are continuing our efforts on new organic and acquisition growth initiatives.”

Conference Call Information

Schiff Nutrition International will hold a conference call today, October 10 at 11 a.m. ET. The U.S. domestic access number is 866-578-5784. International participants should dial 617-213-8056. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press.asp. A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers; enter access code 88722525. The telephone replay will be available through October 12, 2006.

About Schiff Nutrition

Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the inability to successfully launch Move Free Advanced, the level of customer and consumer acceptance of Move Free Advanced, the inability to successfully implement marketing and spending programs behind our Move Free brand and other new branded products, the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from suppliers outside the United States), the mix between branded and private label products and our ability to grow branded sales, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government regulatory action in the United States and internationally, the inability or increased cost to obtain product liability and general insurance, the uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, the inability to find strategic acquisitions or the inability to successfully consummate or integrate an acquisition, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).

- Tables to Follow -

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(unaudited)

	Three Months Ended August 31,
	2006	2005

Net sales	$45,652	$48,017
Cost of goods sold	28,536	35,308

Gross profit	17,116	12,709
Operating expenses:
Selling and marketing	8,289	6,016
Other operating expenses	4,495	2,916
Total operating expenses	12,784	8,932

Income from operations	4,332	3,777
Other income, net	685	1,949

Income from continuing operations before income taxes	5,017	5,726
Income taxes	1,754	734

Income from continuing operations	3,263	4,992
Loss from discontinued operations, net of tax	—	(57)

Net income	$3,263	$4,935

Weighted average common shares outstanding - diluted	27,315	26,774

Net income (loss) per share:
Income from continuing operations	$0.12	$0.19
Loss from discontinued operations	—	(0.01)

Net income	$0.12	$0.18

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	August 31,	May 31,
	2006	2006
	(unaudited)

Cash and cash equivalents	$22,151	$24,899
Available-for-sale securities	43,568	40,120
Receivables, net	22,490	20,431
Inventories	24,491	23,515
Other current assets	3,096	4,863

Total current assets	115,796	113,828

Property and equipment, net	13,819	13,287

Other assets, net	4,625	4,500

Total assets	$134,240	$131,615

Current liabilities	$22,108	$23,312

Deferred taxes	503	796

Stockholders’ equity	111,629	107,507

Total liabilities & stockholders’ equity	$134,240	$131,615

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